SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of Earliest Event Reported): April 19, 2001

                             Delhaize America, Inc.
               (Exact Name of Registrant as Specified in Charter)


            North Carolina                              001-15275                             56-0660192
    (State or Other Jurisdiction of             (Commission File Number)           (IRS Employer Identification No.)
            Incorporation)


2110 Executive Drive, P.O. Box 1330
Salisbury, North Carolina                                     28145-1330
(Address of Principal                                          (Zip Code)
Executive Offices)

Registrant's telephone number, including area code           (704) 633-8250


================================================================================

Item 5. Other Events.

         On the date hereof, we consummated the sale of $600 million of our 7.375% notes due 2006, $1.1 billion of our 8.125% notes due 2011 and $900 million of our 9.000% debentures due 2031 (collectively, the "Securities"). The Securities are unconditionally guaranteed by Food Lion, LLC, our wholly-owned subsidiary. Salomon Smith Barney was the global coordinator and Deutsche Banc Alex. Brown and J.P. Morgan acted as joint book-runners.

         The Securities were issued under an indenture, dated as of April 15, 2001, between our company, Food Lion, LLC and The Bank of New York as trustee, as supplemented by a First Supplemental Indenture, dated as of the date hereof, between our company, Food Lion, LLC and The Bank of New York as trustee.

         We expect to use the net proceeds of approximately $2.58 billion from our sale of the Securities to repay in full our $2.5 billion term loan facility, of which approximately $2.4 billion was outstanding at the end of fiscal 2000. We intend to use the additional proceeds from the sale of the Securities towards the repayment of a portion of our other indebtedness and other financial obligations. The Securities were offered and sold to a limited number of qualified institutional buyers pursuant to a private placement under Rule 144A of the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States in accordance with Regulation S under the Securities Act.

         The Securities were issued in a transaction exempt from registration under the Securities Act and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission ("SEC") or the availability of an applicable exemption from such registration requirements.

         Pursuant to a Registration Rights Agreement entered into on the date hereof, we have agreed to file a registration statement in connection with an exchange offer related to the Securities no later than September 17, 2001.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          Delhaize America, Inc.
                                          (Registrant)

Date:    April 19, 2001                   /s/ Michael R. Waller
                                          -------------------------------------
                                          Name: Michael R. Waller
                                          Title:   Executive Vice President and
                                                   General Counsel